Exhibit 99.1

Amazon and Whole Foods Market Announce Acquisition to Close This Monday, Will Work Together to Make High-Quality, Natural and Organic Food Affordable for Everyone

August 24, 2017—Seattle, Wash. & Austin, Texas—(NASDAQ: AMZN)—Amazon and Whole Foods Market today announced that Amazon’s acquisition of Whole Foods Market will close on Monday August 28, 2017, and the two companies will together pursue the vision of making Whole Foods Market’s high-quality, natural and organic food affordable for everyone. As a down payment on that vision, Whole Foods Market will offer lower prices starting Monday on a selection of best-selling grocery staples across its stores, with more to come.

In addition, Amazon and Whole Foods Market technology teams will begin to integrate Amazon Prime into the Whole Foods Market point-of-sale system, and when this work is complete, Prime members will receive special savings and in-store benefits. The two companies will invent in additional areas over time, including in merchandising and logistics, to enable lower prices for Whole Foods Market customers.

“We’re determined to make healthy and organic food affordable for everyone. Everybody should be able to eat Whole Foods Market quality – we will lower prices without compromising Whole Foods Market’s long-held commitment to the highest standards,” said Jeff Wilke, CEO of Amazon Worldwide Consumer. “To get started, we’re going to lower prices beginning Monday on a selection of best-selling grocery staples, including Whole Trade organic bananas, responsibly-farmed salmon, organic large brown eggs, animal-welfare-rated 85% lean ground beef, and more. And this is just the beginning – we will make Amazon Prime the customer rewards program at Whole Foods Market and continuously lower prices as we invent together. There is significant work and opportunity ahead, and we’re thrilled to get started.”

“It’s been our mission for 39 years at Whole Foods Market to bring the highest quality food to our customers,” said John Mackey, Whole Foods Market co-founder and CEO. “By working together with Amazon and integrating in several key areas, we can lower prices and double down on that mission and reach more people with Whole Foods Market’s high-quality, natural and organic food. As part of our commitment to quality, we’ll continue to expand our efforts to support and promote local products and suppliers. We can’t wait to start showing customers what’s possible when Whole Foods Market and Amazon innovate together.”

Here’s what will be new in Whole Foods Market stores on Monday and what customers can expect over time as the two companies integrate:

•	Starting Monday, Whole Foods Market will offer lower prices on a selection of best-selling staples across its stores, with much more to come. Customers will enjoy lower prices on products like Whole Trade bananas, organic avocados, organic large brown eggs, organic responsibly-farmed salmon and tilapia, organic baby kale and baby lettuce, animal-welfare-rated 85% lean ground beef, creamy and crunchy almond butter, organic Gala and Fuji apples, organic rotisserie chicken, 365 Everyday Value organic butter, and much more.
•	In the future, after certain technical integration work is complete, Amazon Prime will become Whole Foods Market’s customer rewards program, providing Prime members with special savings and other in-store benefits.

•	Whole Foods Market’s healthy and high-quality private label products—including 365 Everyday Value, Whole Foods Market, Whole Paws and Whole Catch—will be available through Amazon.com, AmazonFresh, Prime Pantry and Prime Now.
•	Amazon Lockers will be available in select Whole Foods Market stores. Customers can have products shipped from Amazon.com to their local Whole Foods Market store for pick up or send returns back to Amazon during a trip to the store.

This is just the beginning – Amazon and Whole Foods Market plan to offer more in-store benefits and lower prices for customers over time as the two companies integrate logistics and point-of-sale and merchandising systems.

Whole Foods Market will continue to grow its team and create jobs in local communities as it opens new stores, hires new team members, and expands its support of local farmers and artisans. The company will maintain operations under the Whole Foods Market brand, preserve its high standards and commitment to providing the finest natural and organic foods, and continue to source from trusted vendors and partners around the world. John Mackey will remain as CEO and Whole Foods Market’s headquarters will stay in Austin, Texas

Cautionary Statement Regarding Amazon Forward-Looking Statements

This communication contains forward-looking statements.  We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements.  Actual results could differ materially from those projected or forecast in the forward-looking statements. Factors that could cause actual results to differ materially include the following: factors that could affect the timing of the consummation of Amazon’s acquisition of Whole Foods Market; Amazon may be unable to achieve the anticipated benefits of the transaction; revenues following the transaction may be lower than expected; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, and suppliers) may be greater than expected; Amazon may assume unexpected risks and liabilities; initiatives with Whole Foods Market may distract Amazon’s management from other operations; and the other factors discussed in “Risk Factors” in Amazon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in Amazon’s other filings with the SEC, which are available at http://www.sec.gov. Amazon assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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